EXHIBIT 99.1

Q2 2017 Earnings Call

Company Participants

•	Neil A. Russell
•	William J. DeLaney
•	Thomas L. Bené
•	Joel T. Grade

Other Participants

•	Shane Higgins
•	Karen Short
•	Zachary Fadem
•	Edward J. Kelly
•	Kelly Ann Bania
•	Marisa C. Sullivan
•	John Heinbockel
•	Vincent J. Sinisi
•	Ajay Jain
•	John William Ivankoe

MANAGEMENT DISCUSSION SECTION

Operator

Good morning and welcome to Sysco’s Second Quarter Fiscal 2017 Conference Call. As a reminder, today’s call is being recorded. We will begin today’s call with opening remarks and introductions.

I would now like to turn the call over to Neil Russell, Vice President of Investor Relations and Communications. Please go ahead.

Neil A. Russell

Thanks, Kelly. Good morning, everyone, and thank you for your patience as we work through some technical difficulties. With me are Bill DeLaney, our Chief Executive Officer; Tom Bené, our President and Chief Operating Officer; and Joel Grade, our Chief Financial Officer.

Before we begin, please note that statements made during this presentation that state the company’s or management’s intentions, beliefs, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act, and actual results could differ in a material manner. Additional information about factors that could cause results to differ from those in the forward-looking statements is contained in the company’s SEC filings. This includes, but is not limited to risk factors contained in our Annual Report on Form 10-K for the year ended July 2, 2016, subsequent SEC filings and in the news release issued earlier this morning. A copy of these materials can be found in the Investors section at sysco.com or via Sysco’s IR app.

Non-GAAP financial measures are included in our comments today and in our presentation slides. The reconciliation of these non-GAAP measures to the corresponding GAAP measures are included at the end of the presentation slides and can also be found in the Investors section of our website.

Additionally, as a reminder, the results for our second quarter fiscal 2017 incorporate the financial performance of the recently acquired Brakes Group. As such, we will reference throughout our presentation today Sysco’s financial results both including and excluding this acquisition in an effort to provide you with clear visibility to the three-year plan objectives.

To ensure that we have sufficient time to answer all your questions, we’d like to ask each participant to limit their time today to one question and one follow up.

At this time, I’d like to turn the call over to our Chief Executive Officer, Bill DeLaney.

William J. DeLaney

Thank you, Neil, and good morning again, everyone. This morning, Sysco reported a quality second quarter and a solid first half of the year. These results were driven by disciplined volume growth, sound margin and expense management and the contributions from our new colleagues at Brakes who joined Sysco in early July.

Further, our favorable performance over the past several quarters validates that our ongoing focus to improve our customers’ experience with Sysco and to increase productivity in all aspects of our business are key to our future success. We achieved these results across the markets that we serve in the midst of uneven economic growth, significant political change and increasing uncertainty for consumers. All these factors are providing both opportunities and challenges for Sysco and our customers.

Some data points reflect positive implications for long-term consumer demand such as steady unemployment levels, modest U.S. GDP growth of 1.9% for the quarter, increased consumer confidence and strong financial markets.

However, the restaurant industry, which represents approximately 60% of the Foodservice market has not strengthened to the level of growth we have seen in the past. Restaurant traffic continues to show year-over-year declines, and more specifically, recent data from NPD shows decline in traffic of 0.5% for the quarter.

Moving to our second quarter results, and excluding the impact of Brakes, we grew adjusted operating income 13%; are generating 3% gross profit growth while managing expenses extremely well. After incorporating the impact of Brakes, adjusted operating income grew 28% to $558 million and adjusted earnings per share grew 21% to $0.58.

Turning to our first half of fiscal 2017 performance, overall, our team executed well and we are making good progress toward the achievement of our key financial objectives. Specifically, during the first half of the year, adjusted operating income grew 14%, driven by gross profit growth of 4% and minimum expense growth of only 1%. The business results inclusive of Brakes reflect adjusted operating income growth of 26% to $1.2 billion and adjusted earnings per share growth of 25% to $1.25.

As we enter the second half of our fiscal year, we have positive momentum in the business and are optimistic about delivering quality earnings growth. We will, however, face some near-term headwinds in the third quarter, specifically, continued industry softness, challenging year-over-year comparisons, and the seasonal trough for Brakes will likely impact our results.

Now, moving beyond the results for this fiscal year, we have reached the halfway point for the three-year plan which we established for our business prior to the acquisition of Brakes. I am pleased with our progress thus far toward achieving our financial objectives to accelerate local case growth, achieve gross profit growth, and to limit operating expense growth. Overall, we have grown adjusted operating income by $350 million.

Considering our strong performance to-date and our confidence in our ability to sustain our current level of execution, we are raising our three-year adjusted operating income growth target to approximately $600 million to $650 million through the end of fiscal 2018. Joel will provide more details on this guidance increase in a few minutes.

In summary, I am confident in our ability to both deliver this increased adjusted operating income target and accomplish our strategic objectives over the long-term. Moving forward, we will build on our momentum by maintaining our customer-centric approach in all that we do, while focusing on targeted, disciplined and profitable growth.

In closing, I’d like to take this opportunity to thank all of our 65,000 associates for their efforts and contributions as we strive to fully realize our vision for Sysco to be our customers’ most valued and trusted business partner.

And now I’ll turn the call over to Tom Bené, our President and Chief Operating Officer.

Thomas L. Bené

Thank you, Bill, and good morning, everyone. Sysco’s financial results announced this morning reflects solid operating performance and continued progress against the key levers of our three-year plan including delivering accelerated case growth through a focus on local customers, improving gross margins, and managing overall expenses. This morning, I’ll be providing an update on our business results based on our segment reporting structure which highlights US Foodservice Operations, International Foodservice Operations, SYGMA, and all other.

During the quarter, US Foodservice Operations, which is primarily comprised of U.S. Broadline, Specialty Meat and FreshPoint experienced local case growth of 1.6%, which was offset by declines in case volume for our multi-unit business resulting in flat case growth overall for U.S. Broadline.

Importantly, as we strive to deliver disciplined growth as a part of our three-year plan, our continued focus on providing value to our local customers through innovative product offerings, value-added services, and improved e-commerce capabilities has enabled our growth of local customers for the 11th quarter in a row.

Gross profit in US Foodservice Operations grew 3.6% for the quarter and gross margin increased 81 basis points, driven by a combination of factors including the acceleration of local case growth at a pace greater than our multi-unit volume growth; our category management efforts, including a continued focus on Sysco Brand and new product innovation to support our customers’ needs; a full suite of revenue management tools and routines that are focused on delivering a more proactive and disciplined approach to pricing; and the impact of deflation.

From a cost perspective, our expense management for the quarter was strong and remains a key area of focus for us moving forward. For US Foodservice Operations, during the second quarter we limited total adjusted operating expense growth to 0.7%. For U.S. Broadline specifically, cost per case improved by $0.02 for the quarter, and on a fuel price neutral basis cost per case was flat, in line with our three-year plan objectives.

As it relates to our cost performance, we’ve made strides in both SG&A and supply chain. In our supply chain area we are seeing positive momentum from our productivity initiatives and ongoing process improvements which are driving efficiencies specifically in the warehouse. One example is our labor forecasting tool which focuses on the efficient scheduling of labor and results in effective allocation of resources. In the area of delivery, we’ve made good progress, though there is still more work to do.

Additionally, while we are now lapping the benefits associated with lower fuel prices from last year, we continue to manage expense through lower fuel consumption and higher efficiency.

Moving to International Foodservice Operations, which is comprised of Canada, Europe, Bahamas, International Food Group and our joint ventures in Mexico and Costa Rica, sales were up $1.3 billion and adjusted operating income increased by $68 million, both driven largely by our recent acquisition of the Brakes Group.

During the quarter, Brakes performed well in the UK amidst the challenging environment. Brakes continues to make progress in their management of the supply chain within the UK, which is helping them be more efficient and will ultimately improve overall service and reduce cost.

Growth in France has been steady, driven by a combination of solid top line growth and a balanced approach to cost, and Sweden continues to produce favorable results as well.

We are generally pleased with our performance in Canada, especially considering the downturn in Alberta, which has been impacted significantly by the energy market decline. We expect the Canadian business to continue to deliver positive results as we are effectively managing cost and delivering productivity within a recent deflationary and somewhat soft market environment. Additionally, our joint ventures in both Costa Rica and Mexico had solid performance in the second quarter of fiscal 2017.

Turning to SYGMA, we continue to make progress against our key long-term business initiatives despite some near-term challenges.

In summary, our customer and operational strategies are solidly aligned around improving our customers’ experience, engaging our associates at the highest level to improve execution, and delivering our financial objectives as a part of our three-year plan. I remain pleased about the programs and processes we are putting in place, which allowed us to raise our three-year plan adjusted operating income goal.

Now I’ll turn the call over to Joel Grade, our Chief Financial Officer.

Joel T. Grade

Thank you, Tom, and good morning, everyone. As Bill and Tom mentioned earlier, we are pleased with the results for the second quarter. Our earnings growth reflects continued momentum from our business, included solid local case growth, strong gross profit dollar growth and good cost management. The results that I’ll cover this morning include Brakes, which significantly impacted our results.

In summary, for the second quarter of fiscal 2017, sales grew 10.7% and gross profit dollars grew 19.2% while limiting adjusted operating expense growth to 17.1%, which resulted in adjusted operating income growth of 27.7% and adjusted earnings per share growth of 20.8%. Sales during the quarter were positively impacted by the inclusion of Brakes in our results, partially offset by deflation of 1.8% in U.S. Broadline.

Moving to gross profit and gross margins, beyond the addition of Brakes, the key drivers of improvements included customer mix, category management, revenue management, higher Sysco Brand penetration in our local business, and deflation. Categories most impacted by deflation are center-of-the-plate proteins, dairy, and produce. We expect the deflationary trend to continue at least through the fiscal year. That said, we are managing this environment effectively, as evidenced by our strong gross profit dollar growth.

During the quarter, we managed expenses very well; excluding Brakes, as evidenced by only 0.4% growth in adjusted operating expenses.

As it relates to taxes, our effective tax rate in the second quarter was 34.9% compared to 30.7% in the prior-year period. The increase in tax rate is primarily driven by a $21 million benefit to income tax expense as a result of the favorable resolution on some international tax contingencies that occurred in the prior year. Compared to the prior year, adjusted net earnings grew 15.8%.

Cash flow from operations was $605 million, which is $136 million higher compared to the same period last year. Free cash flow was $331 million, which is $99 million higher compared to the same period last year. The significant improvements in both are due mainly to favorable year-over-year comparisons due to the US Foods termination payment, along with improved business performance and working capital, partially offset by higher cash taxes.

Net CapEx for the first half of the year was $274 million, which is in line with our forecast for the year. Spending has been related to investments in the business, including the transformational work at Brakes.

I’m pleased with our net working capital performance to-date. At the halfway point of our three-year plan, we’ve had an approximate net two-and-a-half day improvement versus fiscal 2015 toward our goal of a four-day improvement. This is driven by improvements in all three phases of working capital: payables, receivables, and inventory.

Our second quarter results include certain items that were related to the Brakes acquisition, including amortization associated with the transaction as well as accelerated depreciation related to our revised business technology strategy.

Now I would like to transition to a few business updates. First regarding seasonality of our business. As we stated in the past, typically the third quarter is slower for our business. In the U.S., the coming third quarter will face some comparative challenges as we experienced an unusually mild winter last year, and have now lapped the fuel-price benefits we previously discussed. Additionally, Brakes business is more seasonal than our U.S. business, as the performance is more heavily weighted to the first half of the year. Accordingly, we don’t expect the same accretion each quarter.

For the second quarter, Brakes was approximately $0.07 accretive to our business on an adjusted basis. For the first half of the fiscal year, accretion from the Brakes transaction at $0.11 on an adjusted basis is ahead of our initial expectations. Looking ahead, we expect Brakes to be modestly dilutive to earnings per share in the third quarter and modestly accretive in the fourth quarter.

Second, regarding the increase in the three-year target to improve adjusted operating income in FY 2018 by $600 million to $650 million as compared to FY 2015. As a reminder, please remember that this target represents our commitment, exclusive of the results from Brakes, consistent with how we’ve spoken about our three-year plan all along.

As Bill and Tom mentioned, we’re very pleased with our performance in FY 2016 and year-to-date FY 2017. We’re able to significantly outperform our initial expectations to achieve our adjusted operating income improvement goal. We have grown the gap between gross profit dollar growth and expense dollar growth to be larger than we originally estimated.

Going forward, we expect to continue driving leverage between gross profit growth and expense growth. This includes our ability to manage both our SG&A expenses and supply chain costs effectively. These factors have created positive momentum for us to achieve our FY 2017 and FY 2018 objectives and have given us confidence to raise our target. I should note that the entirety of the increase in planned adjusted operating income growth is projected to be realized in FY 2018.

In summary, we had a quality quarter, reflecting continued momentum from our business, including solid local case growth, strong gross profit dollar growth, and good cost management. That said, we have more work to do in order to achieve the full financial objectives of our updated three-year plan. We are committed to serving our customers and delivering a high level of execution in all areas of our business that will improve our financial performance in both the near and long term.

Operator, we are now ready for Q&A.

Q&A

Operator

[Operator Instructions] Your first question comes from Shane Higgins of Deutsche Bank. Your line is open.

<Q—Shane Higgins>: Yeah. Good morning. Thanks for taking the questions. Just wanted to drill down a little bit on the case volume trends in the U.S. during the second quarter and particularly around the elections. Did you guys see a lot of noise around that and how have trends been 3Q to-date?

<A—William J. DeLaney>: I’ll start, Shane. I’m going to let Tom jump in here pretty quickly. I think it’s been hard to really discern a consistent pattern on trends. The numbers for this quarter are a little off the first quarter, but not that much. I think we saw some things around the holidays that we think probably impacted a little bit. And I think I’ve got this right, I think October was a little slower and then early November was good and it kind of leveled out again. So it’s kind of up and down by weeks. Some of it’s the way the calendar falls for us this year with the coming off the 53-week year, but I would just tell you it’s a little slower out there right now, but I can’t tell you that we saw anything that was necessarily tied to the elections. But go ahead, Tom.

<A—Thomas L. Bené>: Yeah, Shane. Again, I probably can’t comment much about the election and the impact specifically of that. But I think to Bill’s comments, one of the things if you think about the local case growth, we’ve been fairly consistent over the last couple of quarters. The big change in our case growth that you’re probably referring to, as you’re seeing, is in our Corporate Multi-Unit business. And we did have some slowdown in that in the second quarter, some of that driven by potentially some marketplace type of things, but others driven by some decisions we made in partnership with customers around making sure we’re focused on disciplined and profitable growth.

<Q—Shane Higgins>: Okay. Thanks. Just as a follow-up, I guess, and I think you may have partially answered this question. But just trying to gauge your level of confidence in achieving these upwardly revised operating profit forecast, given that the case volume trends in the U.S. have been slowing a bit still. I know it sounds like maybe you’re focusing more on the local case volume growth and that’s what gives you guys confidence?

<A—William J. DeLaney>: That’s exactly right. Obviously, we need balance. We need case growth in all parts of the business, but the local case growth emphasis has been something that we’ve been very much focused on here over the last couple of years. So I think – look, there’s going to be ebbs and flows in any business cycle or three-year plan, but we’re very confident or else we wouldn’t have put that out there.

And I think if you go back and look at the first half – basically, the way I look at it is because we’ve been getting questions on when would we adjust our expectations, we’re halfway through the three-year period. We performed very well and we are confident going forward. And if you look at the last six quarters, again, this is ex-Brakes, you’ll see that we’re right on our numbers on an average basis on the case growth and the local case growth. And where we beat our expectation is really to Joel’s point, we’re a little ahead on our gross profit growth over that six-quarter period and, again, there’re ups and downs, and we’re right on our expense number. So we’ve got a nice overall performance here and we just felt halfway through that period would be good to review that and reassess it. And there’s always going to be challenges, Shane, in any period of time, but we feel very good about those targets.

<Q—Shane Higgins>: All right. Great. Thanks so much. Good luck.

<A—William J. DeLaney>: Sure.

Operator

Your next question comes from Karen Short from Barclays. Your line is open.

<Q—Karen Short>: Hi. Thanks for taking my question. Just some color, again, going to your revised target. Can you just – it sounds like you just answered this, but it sounds like the upside to the new target is more based on gross profit dollar growth versus better than – or that your expectation is that operating expense growth will be a bigger driver. Maybe just some color there.

<A—William J. DeLaney>: No. Let me try that again, Karen. What I was attempting to say is, in other words, why did we pick this period of time to an adjust it. And so we’re halfway through it. We’re performing very well and – excuse me for a second. We have a little bit of an echo in our room here. So we reported very well on the volume and we’re going extremely well on the gross profit for the first six months and the spread with expenses is very good. So I think what we’re really saying to you is we like where we’re at through the first six months and we’ve got good momentum in the business.

Look, in any given quarter, six-month stretch, we may exceed on volume and maybe fall off a little bit on another line, or exceed on gross profit. So I think the message I’d like you to take away from this thing is we’re managing this thing well. The numbers may fall out a little different line-by-line but, overall, the level of execution and where we are to this point in the plan is what gives us the confidence to move forward.

<A—Joel T. Grade>: Yeah. And I would just add – Karen, it’s Joel. I think as we move forward and similar to what we’ve talked about when we raised our target from $400 million to at least $500 million, I would say there’s a – it’s just a bit of a shift towards a larger percentage of this based on expense both from initiatives that were taken on, opportunities we saw to take additional costs out, as well as in this case probably a bit softer view from a volume perspective. And so I would think about that more from the perspective of expenses than, again, over-performing moving forward in gross profit dollars. To the point Bill made, just additional clarification.

<A—William J. DeLaney>: The ultimate key here, and we’ve said this for years, at least I have, is we’re executing better right now, is this is how we talk about the business internally, this is how we manage it. We got to have good quality top line growth, and that comes down to mix and that comes down to certainly emphasizing the local. And when we get that and we’re able to do that with a lot of these initiatives that are bearing fruit right now, we need to grow the gross profit at a meaningful spread above what we grow our expenses at. And that’s what you’ve seen.

Operator

And your next question comes from line of Zack Fadem from Wells Fargo. Your line is open.

<Q—Zachary Fadem>: Hey, guys. It looks like Brakes is performing much better than what you guys had initially guided both in terms of top line and margin relative to Q1 particularly. Can you talk us through some of the initiatives going on in that business that’s driving performance? And what should we anticipate for Brakes in terms of top line and margins for the second half of the year?

<A—William J. DeLaney>: Yeah. I would say Brakes is performing well. I don’t know that they’re performing better than we would have anticipated. I think there’s some seasonal timing issues here that Joel spoke to, and I’ll let him give you a little more clarity on that. But they’ve got their challenges, obviously, in the UK. And there’s a lot of really good initiatives going on in France and in the UK, for that matter, and in Ireland. So we’re pleased with what they’re doing right now, but I wouldn’t – we just can’t extrapolate that every quarter, I think. And Joel will tell you more about that.

<A—Joel T. Grade>: Yeah. I think that the main takeaways in terms of the forward look that you’re asking about is something what we’ve talked about here today. I mean, again, the results of Brakes certainly are more heavily concentrated in the first half than the second half of the year. And as we look to the third quarter, again, as we’ve talked about today, that’s really primarily driven by some fairly strong seasonality impact in Q3. So we certainly anticipate that, as I called out in the script, to have some, I’d say, moderately dilutive impact in the third quarter. I would say offset somewhat by what we expect to have some marginally accretive impact in Q4. But their business is very much, again, very fairly heavily weighted towards the first half of our fiscal year. That’s really the way to think about that moving forward.

<Q—Zachary Fadem>: Okay. Thanks, Joel. And can you also talk a little more about the impact of fuel prices? Just as you start to lap the benefit and fuel prices start to grind higher here, can you talk about the level in which fuel surcharges start to kick in for you and how we should think about the impact to top line and margins for the rest of the year?

<A—Joel T. Grade>: Yeah. So we talked earlier about the fact that, in this quarter, we actually start to lap some of those results. And that, in fact, did happen. The last few quarters, I think we’ve talked about a roughly $0.04 impact on fuel price. And so, again, what we always focus on internally is managing to a flat cost per case ex-fuel. And, once again, in this quarter, we’ve done that.

The fuel benefit this quarter was somewhat less. It was about $0.02 instead of $0.04. And, again, when I talk about fuel benefit, I mean, fuel pricing benefit, and so to be very specific on that. As so, again, as we’ve talked about today, some of the benefits that we’ve been enjoying over the last few quarters we expect to lap as we move forward, and so some of those benefits you’ve seen, again, you won’t see as much.

Again, as we’ve talked about, in terms of the surcharge, it’s certainly not a dollar-for-dollar impact. I mean, as fuel prices go up, there’re certainly again – there’s some cost impact for us on the operating expense line. There’s also some sort of opposite effect, if you will, from a margin standpoint and the fact that we have either adding or taking away fuel surcharges depending on the pricing.

But, again, I would just tell you as we move forward, for the most part, again, the benefit we’ve seen, we’re lapping and so we don’t expect to see as much of that. Obviously, we take an active participation in some of the hedging programs to ensure we have some certainty from our costs. But overall, again, that’s – hopefully that clarifies some of the impact.

<Q—Zachary Fadem>: It does. Yes. Thanks, Joel. Appreciate it, guys. Thank you.

<A—Joel T. Grade>: Thanks.

Operator

Your next question comes from Edward Kelly from Credit Suisse. Your line is open.

<Q—Edward J. Kelly>: Hi, guys. Good morning.

<A—William J. DeLaney>: Hey, Ed.

<Q—Edward J. Kelly>: Can we dig into the case growth just a little bit more? So your local case growth slowed a little bit, not a lot, right? But the total case growth did slow quite a bit. You mentioned stuff about market, but then you also mentioned revenue management. How much of this sequential slowdown in overall cases is related to revenue management? And maybe could you just also as part of that take a step back and remind us of what you’re really looking to do there?

<A—Thomas L. Bené>: Hey, Ed. This is Tom. So I don’t think I actually talked about revenue management particularly. I talked about the Corporate Multi-Unit volume that was affected, but I can talk a little bit about revenue management. And if the question is around do we believe that the work we’re doing in revenue management might be slowing down our case growth with our local customers, we have not seen that.

And so, as a reminder, what we’re doing in revenue management is really more about creating some processes, some tools to drive a little more consistency with how we price. And so that takes out some of the variability that we’ve historically seen, and it allows for us to be much more proactive and consistent with our customers – really across all our customers, but the biggest impact of that’s probably more with our local customers where there was a lot more flexibility at a local level in the past. And so we feel fairly confident that we don’t have any issues associated with that process being in place and that affecting our case volume with our local customers.

<Q—Edward J. Kelly>: Yeah, I guess, I assume that when you said the decision on disciplined, profitable growth having an impact on case growth, I thought maybe that’s what that was. So maybe could you talk a little bit more about what you meant by that?

<A—Thomas L. Bené>: Yeah, that’s more about our what we call CMU, our Corporate Multi-Unit business. And so what I mean by that is that as we continue to evaluate every opportunity out there, whether it’s a renewal of a piece of business or a new piece of business, we’re being very thoughtful about those decisions, especially as it relates to some of those larger Corporate Multi-Unit type customers.

And that’s where you’re seeing some the volume softness showing up, where we’ve made some tough choices, and we’re going to continue to evaluate that – those kind of opportunities as they come up and make sure that, again, we’re doing the right thing to drive kind of a disciplined approach to growth and certainly making sure that we’re keeping profitability at the forefront of our mind as we make those decisions.

<Q—Edward J. Kelly>: So just as we think about the business going forward now and the outlook into 2018, how are you thinking about that total case growth number at this point, given the headwinds and some stuff you’re doing internally?

<A—William J. DeLaney>: Well, Ed, I think we’re thinking about it the same way. I think overall we were looking for about 2.5% case growth and, if anything, a little more on the local side, but I think what you’re hearing from us today, there’s going to be some ebbs and flows, and in the short term it probably won’t be quite that strong. We’ll see.

This quarter, as Joel pointed out, is a hard one to predict because of some of the seasonality issues and that kind of thing. So I don’t think our goals have changed. We’ve got a three-year plan and basically the way we look at that, the way we look at any plan, is there’s a top line piece to it and that’s the case volume that we’re talking about, and that the mix is critical to get it the right way. And then there’s a bottom line piece, which is where we raised the target to the $600 million to $650 million ex-Brakes. And then there’s how we get there. And so, it’s hard to predict how much we’ll see on the GP line versus the expense line, but the key is that spread, as Joel took you through and we feel good about that, but I don’t think we’re changing our overall targets. It’s just, as you know, any plan ultimately probably gets achieved in a way somewhat different than the line-by-line details.

<Q—Edward J. Kelly>: Okay. Thanks, guys.

<A—William J. DeLaney>: Sure.

Operator

Your next question comes from Kelly Bania of BMO. Your line is open.

<Q—Kelly Ann Bania>: Hi. Good morning. Thanks for taking my question. It sounds like Q3 will have some challenges from seasonality, some weather comparisons. But with the comment about continued industry softness, I guess, one, does that imply that you’ve seen similar trends in January? And, I guess, are you surprised that total case growth and the multi-unit case growth is so weak on that side despite kind of the economic backdrop you painted? Or maybe, I guess, as a follow-up to the last question, can you quantify the impact of some of these decisions around the multi-unit chain side of the business that may be impacting case growth?

<A—William J. DeLaney>: Yeah, let me start, Kelly, and we’ll [indiscernible] (34:35) jump into this before we’re done. I think the key on our third quarter is – this is the one quarter of year where you’ve got the third month more than the other three quarters that really drives the numbers. So we’re always a little bit cautious. And so I can’t tell you that we’ve seen anything so far. I mean, the volume is fine right now. Okay? But it’s – this is the slower, weaker part of the quarter. And so March is such a factor that – given that we did have a pretty mild winter last week year, I think what we’re calling out there along with the Brakes’ seasonality, there could be some pressures there relative to expectations.

So that’s really all that is. But early part of the quarter, we’re not seeing any disturbing trends at all, but just real cautious there because March is such a big deal. I think I’ll go back to Tom maybe on the CMU part of it.

<A—Thomas L. Bené>: Yeah, Kelly, as you think about some of the comments I’ve made, [ph] one thing (35:31) we want you take away is that this is all driven by industry softness that’s creating some of the challenges within our Corporate Multi-Unit, our CMU case growth. Some of it is decisions that we have made and that’s what’s driving some of that case impact that you’re seeing in the second quarter. And so some of those impacts may continue based on those decisions that we made, but I wouldn’t read into that that that’s necessarily a significant softening, although we called out some from an industry standpoint, it’s really more about some internal customer decisions that have been made. Is that clear?

<Q—Kelly Ann Bania>: That’s helpful. And, I guess, the other component of Broadline from education and hospitality to healthcare, can you talk about case growth, I guess, for this group of customers? Or was this all on the restaurant side?

<A—William J. DeLaney>: We don’t typically go in that level of detail, Kelly, but I think actually we’re pretty constructive on what we’re seeing on the restaurant side right now.

<A—Thomas L. Bené>: Yeah. And as we’ve also talked in the past, I mean, there are segments within the industry that are growing a little bit faster than the core, and that continues to be in that retail foodservice area as well as that lodging segment has continued to perform well. So I think, again, it’s more specific to some customers than it is to the necessarily industry or the marketplace.

<Q—Kelly Ann Bania>: Great. Thank you.

Operator

And your next question comes from the line of Marisa Sullivan from Bank of America Merrill Lynch. Your line is open.

<Q—Marisa C. Sullivan>: Hi. Thanks for taking my question. Just want to [ph] even (37:20) get a little bit more color on what was driving the local case volume trend. For new customers added, was that more from existing or was that new customers? And then for declines, I guess, both local and chain, is that from closings, competition? Any other color there, too. Thank you.

<A—Thomas L. Bené>: So, again, I’d reinforce the couple of comments made on local. Let’s start with the point that our strategy has been to focus on local growth over the last couple of years and the reason for that is we believe we can add the most value there for our customers. And we continue to see our strategies and our initiatives playing out and that our customers are seeing that benefit and value that we bring. So that’s where you’re seeing most of that.

Look, we feel good about our – both our penetration in some of those local customers and also our ability to continue to retain the customers we have and get new customers brought into the fold. So it’s a combination of all of the above, and we continue to manage that on a day-in day-out basis.

From a competitive standpoint, I think, look, as we’ve said many times, it’s a very competitive environment out there. It remains very competitive. I wouldn’t say that we’re seeing anything that’s necessarily dramatically different than what we’ve seen. Certainly in market-by-market, there are some competitive situations that we deal with, but on a national basis, I’d say it’s very consistent, it’s very competitive out there, and we continue to feel good about our position in each of the markets.

<Q—Marisa C. Sullivan>: Got it. And then I just had one follow-up on deflation. Was the gross margin support that you got from deflation lower in 2Q than it was in 1Q?

<A—Thomas L. Bené>: I don’t know that we are able to quantify that. I would say we continue to see deflation playing a role, as I talked about. It’s one of the, certainly, impacts in addition to the revenue management work we’re doing, all the category management work and, obviously, the mix of both our customer mix, as we talked about, local versus our corporately managed and also our Sysco Brand mix.

<A—Joel T. Grade>: Yeah, I wouldn’t say there’s anything dramatic there, Marisa.

<Q—Marisa C. Sullivan>: Got it. Thanks so much.

Operator

Your next question comes from John Heinbockel of Guggenheim Securities. Your line is open.

<Q—John Heinbockel>: So really for Tom, when you think about revenue management and balance, right, between investment and price promotion and case growth, what kind of discussions are you guys having in terms of, are we investing enough, are we not, is there enough, is there elasticity, is the macro getting a little bit better? You think about balancing the two, is there some opportunity that might not have existed six months ago or nine months ago to invest a little more or the elasticity’s just not there?

<A—William J. DeLaney>: So, John, you don’t want me doing the elasticity questions anymore?

<Q—John Heinbockel>: I figured you are tired of them.

<A—William J. DeLaney>: Okay.

<A—Thomas L. Bené>: John, you asked a lot of questions in there. I’m trying to kind of work through the various components. Look, I think if you think about the environment we’ve been operating in, this overall deflationary environment, what we have to do kind of each and every day is navigate that by product category, by geography, and certainly even by customer type. And so what we’re trying to do through whether it’s revenue management work we’ve done or certainly even our category management work is we’re trying to create the right balance. So that we can provide that consistency to our customers, but at the same time, make sure that we’re getting any benefits we can as those shifting markets take place.

And so I think really the short answer is, we continue to feel good about the tools we put in place, and we think we’re creating a much better environment for our customers and, obviously, we’re able to balance that for ourselves to make sure that we can maintain the margins we need to in this business. We may trade up decisions every single day. And so I think it’s really more about just our ability to have visibility to those decisions and try to balance those as best we can, keeping our customers obviously at the forefront of all those decisions.

<Q—John Heinbockel>: And is it easier, when you think about the fruitfulness of investments, better to do it in a more inflationary environment versus deflationary or no?

<A—Thomas L. Bené>: I don’t know that we kind of look at it one way versus the other. Look, the gross profit dollars at the end of day are what drives this, right? And as we all know, when the market’s deflating, those dollars are harder to come by than when the market’s inflating. But having said that, there’s a balance both ways. It’s category by category. If you think about – not everything is moving in the same direction all the time, so we have literally product categories that are slightly inflating today and we have a lot more that are big ones, that are deflating, like these and like dairy and produce. And so we just have to – it’s not as easy as one or the other, it’s really about this balance that we constantly have to strike and, quite honestly, our customers have to balance as well.

<Q—John Heinbockel>: All right. And maybe lastly for Joel. It sounds like your commentary on Brakes is that it’s sort of breakeven in the second half. Then would be accretive on a, whatever, $0.11, $0.12 for the year. Is that sort of what you thought sort of at the outset of this? First half maybe ended up being a little bit better. Second half, I don’t know if it end up being a little worse. But is that kind of where you thought it would shake out?

<A—Joel T. Grade>: Yeah. I think [ph] as really saying here (43:06) I think it’s maybe a little better than we had anticipated, but I think as we’ve gotten into this and, again, we’re still seven, eight months into the deal now, I think your commentary about sort of the first half and second half of the year part has become pretty clear to us at this point in terms of the way that’s going to look. And so, again, I would say overall probably the accretion number’s a tad higher than we had anticipated originally. But certainly, again, a lot of clarity for us now in terms of the way the seasonality of the business shakes out.

<Q—John Heinbockel>: Okay. Thanks.

Operator

[Operator Instructions] Your next question comes from Vincent Sinisi from Morgan Stanley. Your line is open.

<Q—Vincent J. Sinisi>: Hey, guys. Thanks very much for taking my question here. Two fast ones. I’ll ask them just quickly upfront. First, on the near term, I appreciate the color around the Brakes’ seasonality. But for 3Q specifically, I guess, that was one of kind of three larger headwinds that you talked about in terms of last year’s benefits. Just wondering if any further color or quantification around the weather as well as the fuel benefit.

And then, secondly, just in terms of Brakes, this is more longer term, of course. As you get kind of more time and experience under your belt, do you think that we should expect at some point to have that kind of more interwoven within your three-year outlook? Thanks very much.

<A—William J. DeLaney>: I’ll start, [ph] Vinny, (44:37) and just let me take the second part first. So, yeah, what we are attempting to do here is to continue to be very transparent in terms of how we set the three-year goals. And that was before the Brakes acquisition and to continue to report on that. But I think as we get through the end of this fiscal year and actually prior to that, we’re in the beginning of that process now here, beginning to think about our plan for 2018 – our 12-month plan for 2018. I think as you see us finish the year and then in particular come out in the fall with the new year, you’ll see us talk more. We’ll be talking about the enterprise. We’ll be talking about what Sysco did. You won’t probably see as much as Brakes, ex Brakes, other than we will track for the third year and we’ll give you color and specifics on how we’re doing versus that three-year plan relative to the ex-Brakes portion or the legacy part of the business, if you will.

So bottom line is, as we get into the new year, we’ll be talking about it as one. We’ll have a plan that’s predicated on that, but we’ll still give you color for that last 12 months. The first part again?

<Q—Vincent J. Sinisi>: Yeah. Just in terms of the other two factors for the third quarter, any further kind of quantification?

<A—William J. DeLaney>: Yeah. I think, look, what we’re doing there is we’ve had a couple of really nice years here. I think Tom talked about 11 quarters in a row local case growth and we’ve had several strong quarterly earnings numbers and we expect to continue to put up good numbers. We’ve said all that. I think all we’re trying to call out there is that the third quarter has some unique challenges that we didn’t have in the first couple of quarters as it relates to a mild winter last year and the Brakes’ seasonality. The fuel [ph] wraps – (46:17) I don’t think we’re sitting here and saying fuel is going to be any big headwind or anything. We’re just kind of calling out some things in terms of just managing expectations between the third and fourth quarter, that kind of thing.

<A—Joel T. Grade>: Just to the point Bill just made, yeah, we’re not calling that out as a headwind. We’re just simply saying the benefit we’ve seen is really going to wrap, and so I think of it more as just kind of a non-factor, as much as anything.

<Q—Vincent J. Sinisi>: Got it Okay. Great. Thanks very much, guys.

<A—William J. DeLaney>: Sure.

Operator

And your next question comes from Ajay Jain from Pivotal Research Group. Your line is open.

<Q—Ajay Jain>: Yeah, hi. Thanks for taking my question. I wanted to ask on SYGMA and if you can talk about just a sequential deceleration in Q2. I think when you reported the first quarter, I thought maybe you would turn the corner with respect to SYGMA, and so I was just wondering if you went through a similar revenue management process, as you talked about with U.S. Broadline.

And then as a related question, was there any unusual impact from any major SYGMA customer or specific set of customers? You cited the NPD data that was – the traffic that was down 0.5%, but I don’t get the sense that the traffic trends or deflation would explain all of that sequential weakness with SYGMA.

<A—William J. DeLaney>: Hey, Ajay. Look, as you know, SYGMA is a very, very logistics-oriented, very thin margin, very competitive business. And we are doing some good things at SYGMA. We’ve got good leadership there and very experienced leadership there. And from a business standpoint, from a strategic standpoint, we’re seeing some encouraging things.

To your point, the second quarter wasn’t quite what we planned it to be. We’re certainly hoping to make some of that back here in the second half of the year. And there’s always conversations with customers of all types, whether they be local or CMU and the Broadline or SYGMA customers to work out the economics on the business, and those customers continue to – or those conversations continue to take place at SYGMA. So we do expect to see improvement here over the balance of the year, but it continues to be a very competitive business and a challenging one to run.

<A—Thomas L. Bené>: The only thing else I’d add, Ajay, is you’d mentioned revenue management or the pricing. Again, driven by the type of the customers and the way this operation works, we don’t really – we aren’t in the middle of that pricing discussion the same way we would be with our other customers because those agreements are between those customers and the suppliers, and we’re really handling mostly the logistics components of that transaction. So it really doesn’t come into play the same way.

And the last thing you asked was there any really loss of customers, and there was not. As we continue to work with the same customers here, there is some impact because of that pricing in an inflationary environment that we have to deal with, but I would say we still, to Bill’s point, feel good about where this business is. We’ve got some opportunities still that we’re working on, but that’s really the headlines on SYGMA.

<Q—Ajay Jain>: Okay. And thank you for that. I had one follow-up question, and this is really in follow-up to the earlier questions about the relative impact from Brakes over the next couple of quarters. It just had such a disproportionate impact on earnings in Q2. I think it drove most of the earnings growth. So I’m just trying to better understand how it becomes dilutive all of a sudden in Q3. Is it all a function of seasonality or is there any incremental weakness with the core business trends at Brakes or any additional cost pressures that are behind your outlook for Brakes in Q3?

<A—William J. DeLaney>: Well, let me clarify something. We had a very solid quarter without the impact of Brakes. I want to be really clear that we’re on our plan and I’m real pleased with the numbers we put up as we had discussed. To your point, it was a bigger impact in this quarter than it was in the first. And, Joel, I’ll let you kind of reemphasize what you said.

<A—Joel T. Grade>: Yeah, I think, again, to Bill’s point, there was a 13% operating income growth ex-Brakes this quarter. But regarding Brakes, we actually – again, the concentration of profit is very much in the first half, again, versus the second half of the year, and so I just – the thing really to call out here is just to emphasize the seasonality. Again, they are a heavy – fairly heavily seasonal business. They are, again, a smaller business obviously than we are as an enterprise, and so there’s more impact on seasonality for them than we might see as a overall enterprise.

And so I would just say that, again, the way to think about this in – concentrated first half of the year in terms of some of the benefit we expect that they would provide, and again, seasonal third quarter, offset somewhat by a bit improvement in the fourth quarter as we head into the second half of our fiscal year.

<Q—Ajay Jain>: Great. Thank you very much.

Operator

Your next question comes from John Ivankoe from JPMorgan. Your line is open.

<Q—John William Ivankoe>: Hi. Thank you. The question is really from a restaurant operator perspective. Obviously, your Broadline customer is seeing negative same-store traffic, they’re seeing increases in labor costs and one of the normal places for them to protect their profitability would be going back to their food supplier and just trying to get some margin back from the food supplier as they’re basically seeing pressure elsewhere. So I just wanted to get a sense whether the restaurant industry is putting increased pressure on you to maybe give back some of that gross margin. And then secondly, can you talk about some of the – I guess I’ll just use the words nontraditional, but it’s becoming traditional, you know things that you are doing with your customer, whether from a technology or merchandising or maybe more value added food products that actually helps protect their profitability that we don’t necessarily see from the outside?

<A—Thomas L. Bené>: So, John, appreciate the question. So a couple of things are embedded in there. But the comments you made about the pressures that the operators are feeling and how is that translating into our business. If you recall though, given the last – the trend we’ve had on deflation, one of the things they actually have experienced is a fairly significant decrease in their cost of products over the last couple of years due to these heavy deflationary times, especially if you think about some of the products that are center of the plate for them, the proteins and some of those areas where that’s a big, big part of the impact. So but – so they are seeing that. That’s helping to offset some of the things they might be feeling on the labor side.

Having said that though, as late as last week – we continue to meet with customers and talk with them about opportunities to help them drive even more productivity and efficiency. You mentioned innovative products. It’s one of the areas that they are looking to us not only for innovation – think about it as new items – but innovation in the terms of, how can they bring a meal to the table for less cost because there’s less prep time or requires less labor on their part.

So we continue to have those conversations, and our customers quite candidly are looking to us to deliver that. And when we talk about value-added services, things like our menu planning and analysis, things like our business review, those are the type of conversations we have with them so that we can keep ahead of whatever might be coming, whether it’s inflation down the road or it’s just other challenges they might be facing.

So we look at that really as our job, is to create the environment where these customers can be successful regardless of what else is going on in their business. And obviously the food cost and the things we do are a big part of that as well.

<Q—John William Ivankoe>: And if I’m still on, could you update us on the Sysco eCommerce platform? And maybe I could have asked the question in a better way; with deflation trends now moderating – in other words, your costs are beginning to flatten out, maybe they start to increase in the next six months or so, do you anticipate the customer coming back to you and asking for more of that gross margin back?

<A—William J. DeLaney>: Yeah. Regarding that one, I’ll jump to eCommerce. Look, it’s always competitive out there. They are always looking for ways to make sure they can manage their business effectively. So we’re going to continue to look at lots of different ways we can bring that value to them beyond just cost and pricing, but we need to obviously be competitive and we’re very focused on that each and every day.

Regarding eCommerce, we continue to see this be a growth area for our customers and their utilization. We’ve talked over the last year about us getting our platform to a good place, and we feel like we are in a very good place today. We’ve got a competitive tool out there that our customers are using, and we see customers in the 20% plus range in some markets who are leveraging eCommerce now.

So we continue to see this being an opportunity for customers to order in a different way, but as we’ve also said, our approach has been more around giving them choice, whether that’s through their marketing associate, our salesperson calling in, or ordering online, they’ve got that ability. But we do see the online or the eCommerce component of that continuing to grow.

<Q—John William Ivankoe>: Thank you.

Operator

And your next question comes from Karen Short from Barclays. Your line is open.

<Q—Karen Short>: Hi. I just actually had a follow up with respect to your goals. There hasn’t really been any discussion about ROIC. Obviously your original goal for ROIC were in that 15% range. Any color on where you think you can get that I guess given the raised guidance on the operating profit?

<A—William J. DeLaney>: Sure, Karen. I’ll start, and Joel, jump in here real quick. So the goal we called out, again pre-Brakes, was 15%. And I would tell you, without the Brakes transaction, we’re trending very nicely toward that goal right now. We also said obviously when we announced the Brakes deal that that would impact return on capital, so will delay us to some extent to get back to that number. But again ex-Brakes, we’re performing well and I think, Joel, you might want to just talk about the CapEx and working capital?

<A—Joel T. Grade>: Yeah, I would just reiterate that I mean I think – I’m actually very pleased with our return on invested capital performance ex-Brakes and in terms of achieving that goal, and certainly I think we’re in a good place there as we speak today. With Brakes, also pleased there, and but it’s – so that is somewhat dilutive.

From a CapEx perspective, one of the things we called out is we certainly are on track in terms of our capital spend. Feel good about that both from the way that we’ve both proactively and in a disciplined way invested in our business both here in the US and Canada and then of course as well as some of the transformational work is with Brakes.

And from a working capital perspective we continue to perform well. And so, again, talked about the fact that we’ve gotten about 2.5 days towards our goal of 4 days really across the three areas, and so in general, again, feel pretty good about the way that we are heading at that from ROIC perspective.

<Q—Karen Short>: Great. Thanks so much.

Operator

[Operator Instructions] And there seems to be no further questions at this time. I do thank everyone today for their time and participation in the call. You may now disconnect.